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                                   EXHIBIT 4

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
            1993 JONATHAN B. WELLER NON QUALIFIED STOCK OPTION PLAN

    1. Purpose. The purpose of the 1993 Jonathan B. Weller Non Qualified Stock Option Plan (the "Plan") is to attract, retain, motivate and provide to Jonathan
B. Weller, who as a key officer and employee of Pennsylvania Real Estate Investment Trust (the "Trust") will be largely responsible for the management, growth and protection of the business of the Trust, with incentives and rewards to encourage him to continue as an officer and employee and to increase his efforts on behalf of the Trust.

    2. The Plan. The Plan shall mean this Non Qualified Stock Option Plan and shall consist of options to acquire shares of beneficial interest, par value $1.00 per share, ("Options") of the Trust (the "Shares"), as amended from time to time.

    3. Administration.

                  (a) The Plan shall be administered by a Committee (the "Committee") of the Board of Trustees of the Trust (the "Board"). The Committee shall consist of three (3) or more members of the Board who are not eligible to participate in the Plan while serving on the Committee and shall not have been eligible for selection as a person to whom an Option under the Plan may be granted pursuant to the Plan and shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor rule or regulation.

                  (b) The Committee may exercise such power and authority as may be necessary for the Committee to carry out its functions as described in the Plan. It shall have plenary authority in its discretion, subject only to the express provisions of the Plan:

                           (i) to consider the position and responsibilities of
Mr. Weller, the nature and value to the Trust of his services and accomplishments, his present and potential contribution to the success of the Trust and such other factors as the Committee may deem relevant;

                           (ii) to prescribe the form of the instruments
evidencing any Options granted under the Plan;

                           (iii) to interpret and construe any provision of the
Plan and determine the terms and provisions of the agreements evidencing the Options and to make all other determinations necessary for Plan administration;

                           (iv) to adopt, amend and rescind rules and
regulations for the administration of the Plan and for its own acts and proceedings;

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                           (v) to decide all questions and settle all
controversies and disputes of general applicability which may arise in connection with the Plan; and

                           (vi) to amend the terms of the Plan as provided in
Section 9.

    All decisions, determinations and interpretations with respect to the foregoing matters shall be made by the Committee and shall be final and binding upon all persons. Acts of a majority of the members of the Committee present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed to be acts of the Committee.

    The Committee may, in its absolute discretion, accelerate the date on which any Option granted under the Plan becomes exercisable or, subject to Section 7(d) hereof, extend the term of any Option granted under the Plan.

    No member of the Board or the Committee shall be liable for any action, omission or determination made in good faith by the Board or the Committee with respect to the Plan or any grant of an Option under it, and the Trust shall indemnify and hold harmless each member of the Committee and each other Trustee or employee of the Trust to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, Trustee or employee in bad faith and without reasonable belief that it was in the best interests of the Trust.

    4. Effectiveness and Termination of Plan. This Plan shall become effective as of the date of adoption thereof by the Board, subject to approval of this Plan by the shareholders of the Trust. Any Option outstanding under this Plan at the time of termination of the Plan shall remain in effect in accordance with its terms and conditions and those of the Plan. This Plan shall terminate on the earliest of:

                  (a) the tenth anniversary of the effective date as determined under this Section 4; or

                  (b) the date when all Shares reserved for issuance under the Plan shall have been acquired through exercise of Options granted under the Plan; or

                  (c) such earlier date as the Board may determine.

    5. Shares Subject to the Plan. The aggregate number of Shares which may be subject to Options granted under the Plan shall be one hundred thousand (100,000) or the number and kinds of Shares or other securities which shall be substituted for the Shares or to which such Shares shall be changed as provided in Section 8. The Shares deliverable upon the exercise of an option under the Plan may be made available from unissued Shares not reserved for any other purpose or Shares reacquired by the Trust. All or any Shares subjected under this Plan to an Option which, for any reason, terminates unexercised as to such shares, may again be subjected to an Option under the Plan.

    6. Option Agreement. Mr. Weller shall enter into a written agreement with the Trust, which shall contain such provisions, consistent with the Plan, as may be established at any time or from time to time by the Committee.

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    7. Grant, Terms and Conditions of Stock Options. Options may be granted by the Committee to Mr. Weller at any time and from time to time prior to the termination of the Plan. Except as hereinafter provided, Options granted pursuant to the Plan shall be subject to the following terms and conditions:

                  (a) Grantee. The Grantee shall be Mr. Jonathan B. Weller, who is an officer and employee of the Trust, and who is to be largely responsible for the management, growth and protection of the business of the Trust.

                  (b) Purchase Price. The purchase price of Shares upon exercise of an Option granted under the Plan shall be the fair market value of the Shares, without regard to restriction, on the date on which such Option is granted.

                  (c) Payment for Shares. The purchase price for Shares upon exercise of an Option shall be paid in full in United States dollars in cash or by check at the time of purchase; provided, however, that at the discretion of the Committee, the purchase price may be paid with (i) Shares of the Trust already owned by, and in possession of, Mr. Weller or (ii) any combination of United States dollars or Shares of the Trust. Shares of the Trust used to satisfy the exercise price of an Option shall be valued as of the date of exercise at their fair market value determined by the Committee. The purchase price shall not be subject to adjustment, except as provided in Section 8 hereof.

                  (d) Duration and Exercise of Options. Options may be exercisable for terms of up to but not exceeding ten years from the date the particular Option is granted. Subject to the foregoing, Options shall be exercisable at such time and in such amounts (up to the full amount thereof) as may be determined separately in each instance by the Committee at the time of the grant. If an Option granted under the Plan is exercisable in installments, the Committee shall determine what events, if any, will make it subject to acceleration. During Mr. Weller's lifetime, only he may exercise an Option.

                  (e) Termination of Employment. Upon the termination of Mr. Weller's employment, his rights to exercise an Option held by him shall be as follows:

                           (i) Disability. If Mr. Weller's employment is
terminated because of permanent disability as defined in Code Section 22(e)(3), the Option shall become fully vested and immediately exercisable to the extent not previously exercised and he may, within nine months following such termination, exercise the Option with respect to all or any part of the Shares subject thereto. However, if he dies before the end of the nine month period after the termination of his employment, his estate (as defined below in Section 7(f)(ii) hereof) shall have the right, subject to the procedures set forth below, to exercise such Option.

                           (ii) Death. If Mr. Weller's employment is terminated
by death the Option shall become fully vested and immediately exercisable to the extent not previously exercised, and his estate shall have the right for a period of nine months following the date of such death to exercise the Option. Mr. Weller's "estate" shall mean his legal representative upon his death or any person who acquires the right to exercise an Option by reason of Mr. Weller's death. The Committee may in its discretion require the estate of Mr. Weller to supply the Committee with written notice of Mr. Weller's death and a copy of the will or such other evidences as the Committee deems necessary to establish the

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validity of the transfer of an Option. The Committee may also require that the estate of Mr. Weller agrees to be bound by all of the terms and conditions of the Plan.

                           (iii) With Good Reason or Without "Cause". If Mr.
Weller's employment is terminated by him "With Good Reason" (as defined below) or by the Trust without "Cause" (as defined in subsection (iv) below) the Option shall fully vest and become immediately exercisable to the extent not previously exercised and he may, within six months following such termination, exercise the Option with respect to all or any part of the Shares subject thereto. As used in this subsection (iii) of this Section 7(e), "With Good Reason" shall mean:

                                     (I) the assignment to Mr. Weller of any
duties inconsistent with his position, authority, duties or responsibilities as contemplated by his employment agreement, or any action by the Trust which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action promptly after receipt of notice thereof given by Mr. Weller;

                                     (II) any breach by the Trust of Mr.
Weller's employment agreement other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Trust promptly after receipt of notice thereof given by Mr. Weller;

                                     (III) the Trust requiring Mr. Weller to be
based at any office or location more than 45 miles from the Trust's headquarters as of the date hereof;

                                     (IV) delivery by the Trust to Mr. Weller of
a notice that his employment agreement is not being renewed.

                           (iv) Cause. If the employment of Mr. Weller is
terminated for "Cause" (as defined below) or Mr. Weller terminates his employment without Good Reason his right under any then outstanding Option shall terminate at the time of such termination of employment. As used in this subsection (iv) of this Section 7(e) "Cause" shall mean (I) the willful and continued failure of Mr. Weller to perform substantially Mr. Weller's duties with the Trust (other than any such failure resulting from Mr. Weller's Disability), after a written demand for substantial performance is delivered to Mr. Weller by the Board or the Chief Executive Officer of the Trust which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Trust has not substantially performed Mr. Weller's duties, or
(II) the willful engaging by Mr. Weller in illegal conduct or misconduct which is materially and demonstrably injurious to the Trust.

                           (v) Change of Control. Upon the occurrence of a
"Change of Control" (as defined below), each Option granted under the Plan and outstanding at such time shall become fully vested and immediately exercisable to the extent not previously exercised and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of this Plan. "Change of Control shall mean:

                                     (I) The acquisition by any individual,
entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

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Exchange Act) of 30% or more of the combined voting power of the then outstanding voting securities of the Trust entitled to vote generally in the election of trustees (the "Outstanding Shares"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Trust, (i) any acquisition by the Trust, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any corporation controlled by the Trust, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (III) below, or (v) any acquisition by any Person entitled to file Form 13G under the Exchange Act with respect to such acquisition; or

                                     (II) individuals who, as of the date
hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election or nomination for election by the Trust's shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                                     (III) approval by the shareholders of the
Trust of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Trust (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Trust or all or substantially all of the Trust's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Shares, (ii) no Person (excluding any employee benefit plan (or related trust) of the Trust or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to he Business Combination and (iii) at least a majority of the members of the board of trustees or directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                                     (IV) approval by the shareholders of the
Trust of a complete liquidation or dissolution of the Trust.

                           (vi) Other Reasons. In the case of termination of Mr.
Weller's employment for any reason other than those provided above under "Disability", "Death", "With Good Reason" or Without "Cause", or "Cause" he may, within the six month period following such termination, exercise the Option

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to the extent that the right to exercise had accrued prior to such termination.
However, if he dies prior to the end of the three-month period after termination of his employment, his estate (as defined above in Section 7(e)(ii) hereof) shall have the right, subject to the procedures set forth above, to exercise such Option within nine months following the date of death.

         (f) Transferability of Option. No Options shall be transferable unless transferred by will or the laws of descent and distribution.

         (g) Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, accelerate, extend or renew outstanding Options granted under the Plan, including amending the terms of an Option at any time or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of Mr. Weller, impair any rights or alter any obligations under any Option theretofore granted under the Plan.

         (h) Other Terms and Conditions. Options may contain such other provisions not inconsistent with any of the foregoing terms as the Committee shall deem appropriate.

    8. Adjustment for Changes in the Shares.

         (a) In the event the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Trust or of another trust or corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then there shall be substituted for or added to each Share theretofore appropriated or thereafter subject or which may become subject to an Option under this Plan, the number and kind of Shares or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchange, or to which each such Share shall be entitled, as the case may be. Outstanding Options shall also be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any share or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, then, if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

         (b) Fractional Shares resulting from any adjustment in Options pursuant to this Section 8 may be settled in cash or otherwise as the Committee or Board shall determine. Notice of any adjustment shall be given by the Trust to Mr. Weller and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

         (c) Notwithstanding Section 8(a) hereof, the Board or the Committee shall have the power, in the event of the disposition of all or substantially all of the assets of the Trust, or the dissolution of the Trust, or the merger or consolidation of the Trust with or into any other real estate investment trust, corporation, or the merger or consolidation of any other real estate investment trust or corporation into the Trust, or the making of a tender offer to purchase all or a substantial portion of the Shares of the Trust, to amend

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all outstanding Options (upon such conditions as it shall deem appropriate) to
(i) permit the exercise of all such Options prior to the effectiveness of any such transaction and to terminate such Options as of such effectiveness, or (ii) require the forfeiture of all Options, provided the Trust pays to Mr. Weller the excess of the fair market value of the Shares in which Mr. Weller's rights have not become vested at such date over the purchase price, as provided for in
Section 7(b) hereof, or (iii) make such other provisions as the Board or Committee shall deem equitable.

         9. Amendment of the Plan. The Committee may amend the Plan, may correct any defect or supply any omissions or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent it shall deem desirable to carry the Plan into effect without action on the part of the shareholders of the Trust; provided, however that, except as provided in Section 8 hereof and this
Section 9, without prior approval by the shareholders of the Trust: (i) the total number of Shares subject to the Plan shall not be increased; (ii) no Option shall be exercisable more than ten years after the date it is granted;
(iii) the expiration date of the Plan shall not be extended; (iv) transfer the administration of the Plan to any person who is not a "disinterested person" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and as amended from time to time; and (v) no amendment shall be of any force and effect which shall decrease the price at which Options may be granted, permit the grant of any Option to purchase Shares subject to such Option, increase the number of Shares to be received on exercise of an Option, or materially modify the requirements as to eligibility for participation in the Plan.

         10. Interpretation and Construction. The interpretation and construction of any provision of the Plan by the Committee shall be final, binding and conclusive for all purposes.

         11. Application of Funds. The proceeds received by the Trust from the sale of Shares pursuant to this Plan will be used for general Trust purposes.

         12. No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon Mr. Weller to exercise the Option.

         13. Plan Not a Contract of Employment. The Plan is not a contract of employment, and the terms of employment of Mr. Weller shall not be affected in any way by the Plan or related instruments except as specifically provided herein. The establishment of the Plan shall not be construed as conferring any legal rights upon Mr. Weller for a continuance of employment nor shall it interfere with the right of the Trust to discharge Mr. Weller and to treat him without regard to the effect which such treatment might have upon him as a grantee of an Option.

         14. Expenses of the Plan. All of the expenses of administering the Plan shall be paid by the Trust.

         15. Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Trust shall not be obligated to cause to be issued or delivered any certificates for Shares to be delivered pursuant to the exercise of an Option unless and until the Trust is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations or governmental authority and the requirements of any exchange upon which Shares are traded. The Trust shall in no event be obligated to

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register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulations or certificates and in order to ensure compliance with such laws, regulations or requirement. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations and requirements, such representations as the Committee, in its sole discretion, deems necessary or desirable. Each Option shall be subject to the further requirement that if at any time the Board shall determine in its discretion that the listing or qualification of the Shares subject to such Option, under any securities exchange or association requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of such Optionor the issue of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

         16. Governing Law. Except to the extent preempted by federal law, this Plan shall be construed an enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.


Date of Adoption
By the Board:  December 14, 1993

Date of Approval
By the Shareholders:  December 15, 1994.


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